Exhibit 99.1

Important Notice Concerning Limitations on Trading in UAP Holding Corp. Stock

December 11, 2007

To: Executive Officers and Directors of UAP Holding Corp.

From: UAP Holding Corp.

1.	As you may know, a “blackout period” will be imposed on transactions involving the UAP
Holding Corp (“UAP”) common stock fund (the “UAP stock fund”) under the UAP Retire-
ment Income Savings Plan (the “Plan”). This blackout period, described in more detail be-
low, is necessary in order for Fidelity Management Trust Company (“Fidelity”) to process and implement participants’ tender instructions in response to the pending tender offer made by Agrium U.S. Inc., a wholly owned subsidiary of Agrium Inc., for all of the outstanding shares of UAP common stock (the “Offer”). Under the Sarbanes-Oxley law, the execu-
tive officers and directors of UAP will generally be prohibited from engaging in trans-
actions involving UAP stock (including options and other derivatives based on UAP stock) during this blackout period.

If you wish to tender any of your shares of UAP common stock into the Offer, you must do so prior to the commencement of the blackout period.

2.	As a result of the need to process participant election instructions in connection with the Of-
fer, during the blackout period, participants in the Plan will be temporarily unable to (1)
make exchanges into or out of UAP stock fund under the Plan, (2) take distributions of money invested in the UAP stock fund, and (3) take loans of money invested in the UAP stock fund.

3.	The blackout period for the Plan is expected to begin at 4:00 p.m. EST on January 3, 2008 and, assuming the Offer is completed on January 8th , 2008, is expected to end during the week of January 15, 2008. These dates may change if the Offer is extended. The blackout period will also be lifted promptly if the Offer is cancelled. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with a Fidelity associate between 8:30 a.m. EST and 8:00
p.m. (in your time zone) at 1-800-835-5095.

4.	Generally, during the blackout period, you are prohibited from directly or indirectly pur-
chasing, selling or otherwise transferring any equity security of UAP that you acquired in connection with your service as an executive officer or director. “Equity securities” are de-
fined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.	The prohibition covers securities acquired “in connection with service as a director or em-
ployment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and UAP, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered.
However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

- Exercising stock options granted to you in connection with your service as a director or executive officer

- Tendering into the Offer or otherwise selling UAP stock that you acquired by exercising options

- Tendering into the Offer or otherwise selling UAP stock that you originally received as a restricted stock grant in connection with your service as a direc-
tor or executive officer

7.	There are certain exemptions, including:

- Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

- Bona fide gifts, bequests and transfers pursuant to domestic relations orders

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

In accordance with the Company’s Insider Trading Policy, you must contact Todd Suko,
Vice President, General Counsel & Secretary, United Agri Products, Inc., 7251 West 4th
Street Greeley, Colorado 80634, (970) 347-1680 at least one day before engaging in any transaction involving UAP stock or derivatives based on UAP stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.